Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PETROHAWK ENERGY CORPORATION

Dated: August 25, 2011

The present name of the corporation is Petrohawk Energy Corporation (the “Corporation”).  The Corporation was incorporated under the name “Petrohawk Energy Corporation” by filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 13, 2004.  This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.  The Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

(1)                                  The name of the Corporation is Petrohawk Energy Corporation.

(2)                                  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

(3)                                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

(4)                                  The total number of shares that the Corporation shall have authority to issue is 100 shares of common stock, and the par value of each such share is $0.001.

(5)                                  The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation in accordance with the terms of such bylaws.

(6)                                  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

(7)                                  To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director.  Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, being an authorized officer of Petrohawk Energy Corporation, has executed this Amended and Restated Certificate of Incorporation as of the date first indicated above.

/s/ Marisa Reuter
Marisa Reuter
Secretary

[Signature page of Amended and Restated Certificate of Incorporation]